Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned agree that this filing relating to the Common Units, of Landmark Infrastructure Partners, LP. shall be filed on behalf of the undersigned.

/s/ William H. Junell
William H. Junell

Landmark Fund C Partners, LP
By: Landmark Fund C Management GP, LLC, its General Partner

By:	/s/ William H. Junell
Name:	William H. Junell
Title:	President